Exhibit 99.1

For Immediate Release
Contact: Andrew Fisher
(202) 483-7000
Afisher@unither.com

RICHARD GILTNER JOINS UNITED THERAPEUTICS

BOARD OF DIRECTORS

Silver Spring, MD, April 29, 2009 — United Therapeutics Corporation (NASDAQ: UTHR) announced today the appointment of Mr. Richard Giltner to its Board of Directors as an independent director.

Mr. Giltner has over twenty years of experience in the financial sector.  His areas of expertise include international financial markets, financial derivatives, alternative investments and asset management.  Prior to beginning a one-year sabbatical on October 15, 2008, in anticipation of the birth of his second child, Julia Frances, Mr. Giltner served as a managing director of Société Générale Asset Management and head of the European office for its fund of hedge funds group, a position he has held since 2006.  From 2003 to 2006, Mr. Giltner was the global head of foreign exchange options for the investment banking arm of Société Générale.  He has also held various other managerial positions with Société Générale since 1991.  Mr. Giltner earned a bachelor of arts degree in economics from Northwestern University in 1987.

“It feels good to have a new director with extensive experience so closely aligned with the business activities of the great majority of our shareholders,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer.  “I feel confident that Mr. Giltner will help ensure we remain highly responsive to the interests of our shareholders.”

The appointment of Mr. Giltner brings the total number of directors to nine, six of whom are independent and not affiliated with United Therapeutics Corporation.  Mr. Giltner fills a newly-created seat on the Board of Directors.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening cardiovascular and infectious diseases and cancer.

Forward-Looking Statements

Statements included in this press release concerning our ability to remain responsive to the interests of our shareholders and the expected assistance our new director may provide in this respect are “forward-looking statements” within the meaning of the safe harbor contained in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K, which could cause actual results to differ materially from anticipated results.  We are providing this information as of April 29, 2009, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason. [uthr-g]

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